Exhibit 23.1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Osiris Therapeutics, Inc.
Columbia, Maryland

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-148750) and Forms S-8 (No. 333-137952, 333-137953, 333-167652, 333-184838 and 333-199132) of Osiris Therapeutics, Inc. of our reports dated March 27, 2017, relating to the financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2), and the effectiveness of Osiris Therapeutics, Inc.’s internal control over financial reporting, which appear in this Form 10-K/A. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion on the effectiveness on the Company’s internal control over financial reporting as of December 31, 2014.

/s/ BDO USA, LLP

McLean, Virginia

March 27, 2017